Exhibit 10.2

ADDENDUM TO AMENDED AND
RESTATED SEVERANCE AGREEMENT

This Addendum to Amended and Restated Severance Agreement dated February 1, 2001, (the "Agreement") is entered into on May 11, 2004, between Meredith Corporation ("Company") and STEPHEN M. LACY ("Executive").  All capitalized terms not otherwise defined in this Addendum shall have the definition set forth in the Agreement.

  Termination Without Cause.  In the event that the Company shall terminate Executive without Cause, then the Company shall pay to Executive the sum of the Annual Base Salary and "target" bonus for such Executive (the "Termination Payment"), to be paid in a lump sum or pro-rated over twelve months at the election of the Executive. In addition, all equity awards granted to Executive shall vest and run to term.
  Other Circumstances.  In the event that Executive is not promoted to Chief Executive Officer of the Company by June 30, 2006 (the "Determination Date") and thereafter Executive voluntarily terminates his employment, then the Company shall pay Executive the Termination Payment (and all equity awards granted to Executive shall vest and run to term), provided that the Company can give written notice to Executive and extend the Determination Date by a period of up to an additional two years.
  Non-competition.  In the event that the Company is obligated to make the payments under either paragraphs 1 or 2 above, then Executive agrees that for a period of one year following the termination of his employment from the Company, he shall not consult with, accept employment with, become or invest in, or in any way aid or abet any proprietorship, partnership, corporation or other business entity that is a competitor of the Company in the United States of America, except with the prior written consent of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MEREDITH CORPORATION	EXECUTIVE
By: /s/ John S. Zieser	/s/ Stephen M. Lacy